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                                                                      EXHIBIT 99




                                                           FOR IMMEDIATE RELEASE




                          GENCORP DISCUSSING POSSIBLE
                            PROPULSION JOINT VENTURE


        FAIRLAWN, OHIO, August, 12, 1999 (NYSE: GY) - GenCorp announced today that it is in preliminary discussions with another defense company regarding a possible joint venture with its Aerojet segment's propulsion operations in Sacramento, California. Discussions involve the formation of a new joint venture entity that would combine a significant portion of Aerojet's rocket propulsion, missile, and other energetic product operations (about one-third of the segment's net sales for the first six months of 1999, ended May 31) with similar operations of the other company. Both companies would hold a near equal ownership in this new joint venture entity, with Aerojet's potential joint venture partner having a majority interest. It is also expected that each owner would indemnify the new entity against certain liabilities, including environmental, relating to the operations contributed by that owner.
        "Aerojet's decision to consider joint venturing its propulsion business is the result of an extensive strategic evaluation over the past year to address the clear need for consolidation in an industry that suffers from excess capacity," said Bob

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Wolfe, President of Aerojet. "If successful, a joint venture could revitalize our existing business, enhance our position to that of a true leader in the propulsion industry, and assure a much healthier future in propulsion," he said.
         Because discussions are preliminary and dependent upon negotiations, no assurance can be given that this transaction will be completed, or what the timing and final terms will be. Any transaction is subject to, among other things, due diligence and negotiations, approval by the boards of both companies, clearance of a Hart-Scott-Rodino filing, and consent by the U.S. Department of Defense.



         In addition to the major role it plays in propulsion, Aerojet is a leader in advanced space electronics with expertise in satellite payloads used for remote sensing and surveillance, and ground systems hardware and software and a major producer of smart munitions. Aerojet is a segment of GenCorp, a technology-based manufacturer with leading positions in numerous polymer product markets and the automotive industry, in addition to aerospace and defense.

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